Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-261879 and 333-257161) of Hanover Bancorp Inc. and Subsidiary of our report dated December 21, 2023, related to the consolidated financial statements, appearing in this Annual Report on Form 10-K of Hanover Bancorp Inc. and Subsidiary for the year ended September 30, 2023.

Crowe LLP

Livingston, New Jersey
December 21, 2023